SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                -----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b),(c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)*


                               DURECT CORPORATION
                              --------------------
                                (Name of Issuer)


                     Common Stock, $.001 par value per share
                    -----------------------------------------
                         (Title of Class of Securities)


                                   266605 10 4
                                 ---------------
                                 (CUSIP Number)


                                December 31, 2001
                              ---------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [X] Rule 13d-1(d)




--------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 266605 10 4                                          Page 2 of 5 Pages

________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Johnson & Johnson
            22-1024240
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                    (a) [  ]
                                                    (b) [  ]
________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

            New Jersey
________________________________________________________________________________
   NUMBER OF            5.   SOLE VOTING POWER
    SHARES
 BENEFICIALLY                               -0-
   OWNED BY             ________________________________________________________
     EACH               6.   SHARED VOTING POWER
  REPORTING
    PERSON                   7,600,000 shares of Common Stock
     WITH                    (includes shares issuable upon
                             exercise of warrants)
                        ________________________________________________________
                        7.   SOLE DISPOSITIVE POWER

                                            -0-
                        ________________________________________________________
                        8.   SHARED DISPOSITIVE POWER

                              7,600,000 shares of Common Stock
                              (includes shares issuable upon
                               exercise of warrants)
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           7,600,000 shares of Common Stock
           (includes shares issuable upon exercise of warrants)
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                      [  ]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           15.5%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON

           CO
________________________________________________________________________________

CUSIP No. 266605 10 4                                          Page 3 of 5 Pages

________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Alza Corporation
            77-0142070
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                    (a) [  ]
                                                    (b) [  ]
________________________________________________________________________________
3.   SEC USE ONLY
________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
________________________________________________________________________________
   NUMBER OF            5.   SOLE VOTING POWER
    SHARES
 BENEFICIALLY                               -0-
   OWNED BY             ________________________________________________________
     EACH               6.   SHARED VOTING POWER
  REPORTING
    PERSON                   7,600,000 shares of Common Stock
     WITH                    (includes shares issuable upon
                             exercise of warrants)
                        ________________________________________________________
                        7.   SOLE DISPOSITIVE POWER

                                     -0-
                        ________________________________________________________
                        8.   SHARED DISPOSITIVE POWER

                              7,600,000 shares of Common Stock
                              (includes shares issuable upon
                               exercise of warrants)
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           7,600,000 shares of Common Stock
           (includes shares issuable upon exercise of warrants)
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                      [  ]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           15.5%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON

           CO
________________________________________________________________________________

CUSIP No. 266605 10 4                                          Page 4 of 5 Pages


                         Amendment No. 1 to Schedule 13G
                         -------------------------------

          Reference is hereby made to the statement on Schedule 13G filed by Alza Corporation with the Securities and Exchange Commission on February 14, 2001 (the "Schedule 13G"). Terms defined in the Schedule 13G are used herein as so defined.

          The following items of the Schedule 13G are hereby amended and restated as follows:


ITEM 2(a) -     NAME OF PERSON FILING:

     This statement is being filed by Johnson & Johnson, a New Jersey corporation ("J&J"), and Alza Corporation, a Delaware corporation ("Alza"). Alza is a wholly-owned subsidiary of J&J, pursuant to the merger of a wholly- owned subsidiary of J&J with and into Alza on June 22, 2001. The securities reported herein as being held by J&J and Alza are directly beneficially owned by Alza. J&J may be deemed to indirectly beneficially own the securities that are directly beneficially owned by Alza.


ITEM 2(b) -     ADDRESS OF PRINCIPAL BUSINESS OFFICE:


                J&J:     One Johnson & Johnson Plaza
                         New Brunswick, NJ 08933

                Alza:    1900 Charleston Rd.
                         Mountain View, CA 94309


ITEM 2(c) -     CITIZENSHIP:

                J&J:   New Jersey
                Alza:  Delaware

CUSIP No. 266605 10 4                                          Page 5 of 5 Pages

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  JOHNSON & JOHNSON


                                  By /s/ MICHAEL H. ULLMANN
                                    --------------------------------------
                                  Name: Michael H. Ullmann
                                  Title: Secretary

Dated: April 2, 2002


                                  ALZA CORPORATION


                                  By /s/ LAURENCE RICKLES
                                    --------------------------------------
                                  Name:  Laurence Rickles
                                  Title:  Assistant Secretary

Dated: April 2, 2002